CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of JPMorgan Trust I of our reports dated August 25, 2017, relating to the financial statements and financial highlights, which appears in the June 30, 2017 Annual Reports on Form N-CSR of JPMorgan U.S. Dynamic Plus Fund and JPMorgan U.S. Large Cap Core Plus Fund (each a series of JPMorgan Trust I) (the “Funds”). We also consent to the references to us under the headings “Financial Highlights for the Acquiring Fund” and “Appendix A – Form of Agreement and Plan of Reorganization Among Series of JPMorgan Trust I” in such Registration Statement and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information dated November 1, 2017 for each of the Funds, which are also incorporated into the Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 30, 2017